Exhibit 10(nn)

HUMANA INC.
RESTRICTED STOCK UNIT AGREEMENT WITH PERFORMANCE VESTING
AND AGREEMENT NOT TO COMPETE OR SOLICIT
UNDER THE 2011 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT ("Agreement") made as of <award_date> (the “Date of Grant”) by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and <first_name> <middle_name> <last_name>, an employee of the Company (hereinafter referred to as "Grantee").
WITNESSETH:
WHEREAS, the Humana Inc. 2011 Stock Incentive Plan (the "Plan") was approved by the Company's Board of Directors (the "Board") and stockholders; and
WHEREAS, the Company desires to award to Grantee Restricted Stock Units in accordance with the Plan.
NOW, THEREFORE, in consideration of the award of Restricted Stock Units to Grantee, the promises and mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Grantee agree as follows:

I.    RESTRICTED STOCK UNIT GRANT

A.    Grant. Subject to the terms and conditions hereinafter set forth, and in accordance with the provisions of the Plan, the Company hereby grants to Grantee, and Grantee hereby accepts from the Company <shares_awarded> Performance-Based Restricted Stock Units (the “Restricted Stock Units”) (which represents the target amount of shares available as set out on Appendix A. Each Restricted Stock Unit represents the right of the Grantee to receive (i) one (1) Share on the date of distribution provided for in Section 1.E. In addition, the Grantee shall also have the right to receive all of the cash or in-kind dividends that are paid with respect to the Shares represented by the Restricted Stock Units to which this award relates (“DERs”). Dividend equivalents with respect to any such Share shall be paid on the same date that such Share is issued to the Grantee pursuant to Section I.E. hereof. The DERs shall be subject to the same terms and conditions applicable to the Restricted Stock Units, including, without limitation, the restrictions and non-transferability, vesting, forfeiture and distribution provisions contained in Sections I.B through I.E., inclusive, of this Agreement. In the event that the Restricted Stock Units are forfeited pursuant to Section I.D. hereof, the related DER shall also be forfeited.
B.    Restrictions and Non-Transferability. The Restricted Stock Units and DERs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. In addition, such Restricted Stock Units and DERs shall be subject to forfeiture in accordance with the provisions of Section I.D.
C.    Vesting of Shares. Subject to the terms set forth below, if as of the third anniversary of the Date of Grant (the “Vest Date”), the Grantee and the Company have achieved the performance goals to be set forth in Appendix A, the Restricted Stock Units and related DERs shall vest to the extent such performance goals have been achieved.

Effective on the Vest Date, any portion of the Restricted Stock Units and the related DERs for which the performance goals set forth in Appendix A have not been satisfied shall be immediately forfeited. However, (i) all of the unvested Restricted Stock Units and DERs will immediately vest at target level on (A) the date of termination due to the death of the Grantee or (B) the date of termination of the Grantee’s employment by the Company or its applicable affiliate for any reason other than Cause, or by the Grantee with Good Reason (as defined below), in each case within two (2) years following a Change in Control (a “Change in Control Termination”), if such termination of employment occurs prior to a Vesting Date or (ii) upon the termination of the Grantee’s employment due to Retirement, a prorated portion of the Restricted Stock Units (and related DERs) that would have vested on the next scheduled Vesting Date shall vest on the next scheduled Vesting Date, with the proration to be determined by calculating the product of (A) the quotient of (x) the number of completed months the Grantee has been employed since the Date of Grant or the most recent Vesting Date, as applicable, divided by (y) the number of months in the current restricted Vesting Period, multiplied by (B) the total number of Restricted Stock Units that were scheduled to vest on the next scheduled Vesting Date. For purposes of the foregoing calculation, a month is complete on the day in the following month that corresponds to the Date of Grant. For the purposes of this Agreement, “Good Reason” means, (a) if the Grantee is a party to an employment or a severance agreement with the Company or one of its Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (b) if the Grantee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the relocation of the Grantee’s office at which the Grantee is to perform his or her duties to a location more than thirty (30) miles from the location at which the Grantee performed his or her duties prior to the Change in Control.
D.    Forfeiture.    Upon the termination of Grantee's employment with the Company prior to the time the Restricted Stock Units have vested pursuant to Section I.C., other than a termination in the event of Grantee’s Retirement, death, Disability or a Change in Control Termination, the Restricted Stock Units and DERs shall thereupon be forfeited immediately by Grantee. In the event of Grantee’s Retirement, a prorated portion of the Restricted Stock Units and DERs that would have vested on the next Vesting Date shall vest in accordance with Section I.C.(ii) and the Grantee shall forfeit the remaining unvested portion of the Restricted Stock Units and DERs; provided, however, that the Committee may determine, in its sole discretion, that some or all of the unvested Restricted Stock Units and DERs held by the Grantee that would otherwise be forfeited as of the date of Retirement shall vest. For the avoidance of doubt, no Restricted Stock Units or DERs shall be forfeited upon Grantee’s termination of employment due to Disability, with such Restricted Stock Units and DERs continuing to vest in accordance with the Vesting Dates provided in Section I.C.
E.    Distributions. The Company shall issue to Grantee (or, if applicable, the Grantee’s estate or personal representative) Shares (or such other securities or other property into which the Shares have been converted, with any partial Shares or other securities to be settled in cash) with respect to the Grantee’s Restricted Stock Units and dividend equivalents accrued pursuant to the DERs with respect to such Restricted Stock Units, within 30 days of the date that the Restricted Stock Units vest in accordance with Section I.C hereof; provided, however, that, to the extent that the Restricted Stock Units are considered deferred compensation subject to Section 409A of the Code and the Restricted

Stock Units vest in connection with the Grantee’s Change in Control Termination, then unless the Change in Control is a Section 409A Change in Control, the distribution of Shares (or such other securities or other property into which the Shares have been converted) shall not be accelerated to the vesting date but such distribution shall instead occur based on the Vesting Dates set forth in Section I.C. hereof. A “Section 409A Change in Control” shall mean a Change in Control that also constitutes a “change in ownership or effective control” of the Company or a “change in ownership of a substantial portion of the assets of” the Company, in each case within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary contained herein, no Shares may be transferred to any person other than the Grantee unless such other person demonstrates to the reasonable satisfaction of the Company such person’s right to the transfer.
F.    Taxes. Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the distribution of Shares, cash or other property or, to the extent applicable, vesting of the Restricted Stock Units or DERs hereunder, shall be paid by Grantee at such time. Notwithstanding the foregoing, the Company shall withhold delivery of a number of Shares with a Fair Market Value as of the distribution date equal to the Withholding Taxes required to be withheld in connection with such distribution.

II.    AGREEMENT NOT TO COMPETE AND AGREEMENT NOT TO SOLICIT. Grantee acknowledges that Grantee’s continued employment with the Company and the grant of the Restricted Stock Units evidenced hereby is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed by this Section II.

A.    Agreement Not To Compete. Grantee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the effective date of Grantee's termination of employment with the Company, Grantee shall not, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, engage in business with, be employed by, or render any consultation or business advice or other services with respect to, any business which provides or offers products or services which compete with any Company Business, in any geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.
B.    Agreement Not To Solicit. Grantee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the effective date of Grantee's termination of employment with the Company, Grantee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:
1.    Interfere with the relationship of the Company and/or any of its affiliates and any of its employees, agents, representatives, consultants or advisors.
2.    Divert, or attempt to cause the diversion from the Company and/or any of its affiliates, any Company Business, nor interfere with relationships of the Company and/or any of its affiliates with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.

3.    Solicit, recruit or otherwise induce or influence any employee of the Company and/or any of its affiliates to accept employment in any business which competes with the Company Business, in any of the geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.
C.    Definitions.
For purposes of Sections II.A and B, the following definitions apply.
1.    “Company Business” shall mean any business related to a service or product offered by the Company and/or any of its affiliates during the two-year period immediately preceding the Grantee’s termination date that Grantee engaged in or rendered any consultation or business advice or other services with respect to, during Grantee’s employment with the Company and/or any of its affiliates.
2    “Geographic area” shall mean any state, commonwealth or territory of the United States or any equivalent entity in any foreign country.
D.    Effect of Termination of Employment other than a Change in Control Termination on Agreements Not to Compete and Not to Solicit.
1.    In the event Grantee voluntarily resigns or is discharged by Company with Cause at any time prior to the vesting of the Restricted Stock Unit, the prohibitions on Grantee set forth in Sections II.A and II.B shall remain in full force and effect.
2.    In the event Grantee is discharged by Company other than with Cause prior to the vesting herein of the Restricted Stock Unit, the prohibitions set forth in Section II.A shall remain in full force and effect only if the Company, solely at its option, pays to Grantee an amount at least equal to Grantee's then current annual base salary, whether such amount is paid pursuant to this provision or pursuant to any other severance or separation plan or other plan or agreement between Grantee and Company.
3.    In the event Grantee is discharged by Company other than with Cause prior to vesting herein of the Restricted Stock Unit, the prohibitions set forth in Section II.B above shall remain in full force and effect.
4.    After the vesting of the Restricted Stock Unit, the prohibitions on Grantee set forth herein shall remain in full force and effect, except as otherwise provided in Section II.E.
E.    Effect Of a Change In Control Termination on Agreements Not to Compete and Not to Solicit.
1.    Notwithstanding anything set forth in Section II.D., in the event of a Change in Control Termination, the prohibitions on Grantee set forth in Section II.A shall remain in full force and effect only if the acquirer or successor to the Company following the Change in Control shall, solely at its option, pay, within thirty (30) days following Grantee's employment termination date with the Company or its successor, to the Grantee the Non-Compete Payment. Notwithstanding any previous agreement between Grantee and the Company relating to the prohibitions on Grantee set forth in Section II.A, the “Non-Compete Payment” shall be an amount at least equal to Grantee’s then current annual base salary, plus Grantee’s target potential bonus pursuant to any bonus plan in which Grantee participated as of the date of the Change in Control. Such sums shall be in addition to any other amounts paid or payable to Grantee with respect to other change in control agreements. For the avoidance of doubt, the provisions of this Section IIE shall supersede any agreement between Grantee and the Company relating to the prohibitions on Grantee set forth in Section II.A, with the exception of any similar agreement contained in (i) any employment agreement between Grantee and the Company, or (ii) any agreement between Grantee and the Company not related to the employment of Grantee by the Company.
2.    In the event of a Change in Control Termination, the prohibitions on Grantee set forth in Section II.B. shall remain in full force and effect.
F.    Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.
G.    Injunctive Relief; Invalidity of Any Provision. Grantee acknowledges that (1) his or her services to the Company are of a special, unique and extraordinary character, (2) his or her position with the Company will place him or her in a position of confidence and trust with respect to the operations of the Company, (3) he or she will benefit from continued employment with the Company, (4) the nature and periods of restrictions imposed by the covenants contained in this Section II hereof are fair, reasonable and necessary to protect the Company, (5) the Company would sustain immediate and irreparable loss and damage if Grantee were to breach any of such covenants, and (6) the Company’s remedy at law for such a breach will be inadequate. Accordingly, Grantee agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Grantee of any covenant contained in Section II hereof. If any provision of this Section II is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

III.    MISCELLANEOUS PROVISIONS

A.    Binding Effect & Adjustment.    This Agreement shall be binding and conclusive upon each successor and assign of the Company. Grantee’s obligations hereunder shall not be assignable to any other person or entity. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Common Stock during the term of the Award shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Sections 4.6 and 11 of the Plan. All obligations imposed upon Grantee and all rights granted to Grantee and to the Company shall be binding upon Grantee's heirs and legal representatives.
B.    Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.
C.    Governing Law. Except as to matters of federal law and the provisions of Section II hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.
D.    No Employment Agreement. Nothing herein confers on the Grantee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Grantee's employment or other service at any time.
E.    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.
F.    Defined Terms. Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Grantee and any person or persons claiming through Grantee as to any rights hereunder.
G.    Execution. If Grantee shall fail to execute this Agreement, either manually with a paper document, or through the online grant agreement procedure with the Company’s designated broker-dealer, and, if manually executed, return the executed original to the Secretary of the Company, the Award shall be null and void. The choice of form will be at the Company’s discretion.
H.    Section 409A.  All Restricted Stock Units granted pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. This Agreement and the Plan shall be administered in a manner consistent with this intent and any provision that would cause the Agreement or Plan to fail to satisfy the first sentence of this section shall have no force and effect. Notwithstanding anything contained herein to the contrary, Restricted Stock Units (and related DERs) that (a) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (b) vest as a consequence of the Grantee’s termination of employment, shall not be delivered until the date that the Grantee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code and any guidance issued thereunder, the date that is six months and one day following the date of such “separation from service” (or on the date of the Grantee’s death, if earlier)). In addition, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement that constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has executed this Agreement, each as of the day first above written.

"Company"

ATTEST:		HUMANA INC.

BY:		BY:
	Joseph C. Ventura	BRUCE D. BROUSSARD
	Senior Vice President, Associate General Counsel & Corporate Secretary	President & Chief Executive Officer

“Grantee”

<first_name> <middle_name> <last_name>